Exhibit 99.1

PRIMUS Telecommunications Reports Second Quarter 2010 Financial Results

•	Net Revenue of $205.4 Million

•	Adjusted EBITDA of $23.6 Million

•	Retires $9.5 Million of 14 1/ 4 % Notes

•	$34.0 Million Cash Balance at June 30, 2010 After Debt Retirement and $17.2 Million of Interest Payments

MCLEAN, VA – (MARKET WIRE) – August 16, 2010 – PRIMUS Telecommunications Group, Incorporated (PRIMUS) (OTCBB: PMUG), a global provider of advanced facilities-based communication solutions, announced results for the second quarter ended June 30, 2010. For the second quarter 2010 net revenue was $205.4 million, an increase of 5.0% versus the prior year and Adjusted EBITDA was $23.6 million, an increase of 14.2% versus the prior year. See “Non-GAAP Financial Measures” below.

“Second quarter 2010 net revenue of $205.4 million and Adjusted EBITDA of $23.6 million both increased sequentially and year-over-year,” said K. Paul Singh, Chairman and Chief Executive Officer. “Retail Growth Services revenue continued to increase particularly from sales of IP-PBX, data hosting and other managed services to small and medium enterprises. These “next-generation” data infrastructure services are the foundation for future growth, and we will continue to deploy capital expenditures to support these products to meet growing customer demand. Additionally, we continued to strengthen our balance sheet by reducing debt by $10 million, including the repurchase of $9.5 million principal amount of our 14 1/4% Senior Subordinated Secured Notes. We will continue to look for opportunities to reduce our debt further. Year-to-date, we have made steady progress towards our 2010 objective of stabilizing our financial results, and this remains our focus for the second half of 2010.”

Second Quarter 2010 Financial Results

Net revenue of $205.4 million increased $1.0 million, or 0.5%, from $204.4 million in the first quarter of 2010 and increased $9.8 million, or 5.0% from $195.6 million in the second quarter of 2009. On a constant currency basis, net revenue increased $4.6 million, or 2.2%, from first quarter of 2010 and decreased $5.7 million, or 2.9% from second quarter 2009. The $4.6 million sequential increase was comprised of a $4.7 million increase in wholesale services revenue and a $0.1 million decline in retail services revenue. The $0.1 million decline in retail services revenue this quarter compares favorably to the decline of $1.9 million in the first quarter of 2010.

Net Revenue by Product Type

The following summarizes second quarter 2010 and sequential and year-ago comparisons by product type:

Growth Services net revenue of $71.2 million, which includes on-net local, broadband Internet, data, data center, wireless, and retail VoIP services, increased $0.3 million from $70.9 million in the prior quarter and was up $10.1 million from the second quarter of 2009. On a constant currency basis, growth services net revenue increased $0.7 million, or 1.1%, from the first quarter 2010 and increased $1.8 million, or 3.0%, from the second quarter 2009.

Net revenue from Growth Services comprised a higher percentage of second quarter 2010 retail revenue, 45.6% as compared to 44.9% in the first quarter of 2010, and 42.1% in the year ago quarter as Growth Services revenue continued to grow and customer usage of Traditional Services, which includes long distance voice, dial-up internet and Australian off-net local services, continued to decline. Primus’ strategy to invest prudently in capital and sales and marketing in higher-demand Growth Services products, including data center, broadband data, and IP-PBX services is resulting in greater traction for these services with both small-medium enterprise and residential customers, while demand for local services has slowed and revenue from residential VoIP services has declined.

Net Revenue by Major Operating Segment

The following details first quarter 2010 and sequential and year-ago comparisons by operating segment:

Australia

•

Net revenue of $67.5 million decreased $2.4 million, or 3.4%, from $69.9 million in the first quarter of 2010 and increased $9.0 million, or 15.4% from the second quarter of 2009. On a constant currency basis, net revenue decreased $0.9 million, or 1.2%, from the first quarter of 2010 and decreased $0.6 million, or 0.9%, from the second quarter 2009.

•

The $0.9 million sequential net revenue decrease on a constant currency basis is comprised of a $0.7 million decrease in wireless services revenue as a result of a first quarter favorable revenue adjustment, a $0.5 million decrease in dial-up internet services and a $0.4 million decrease in local, VoIP, broadband Internet and data service revenue, partially offset by a $0.4 million increase in voice reseller services and growth of $0.3 million in data center services.

Canada

•

Net revenue of $58.0 million increased $0.5 million, or 1.0%, from $57.5 million in the first quarter of 2010 and increased $3.0 million, or 5.4% from the second quarter of 2009. On a constant currency basis, net revenue decreased $0.2 million, or 0.4%, from the first quarter of 2010 and decreased $4.0 million, or 7.3%, from the second quarter 2009.

•

The $0.2 million sequential net revenue decline, on a constant currency basis, is comprised of a $0.6 million decline from traditional voice services partially offset by a $0.4 million increase in local, VoIP, broadband Internet and hosting service revenue.

Wholesale

•

Net revenue of $49.2 million increased $2.7 million, or 5.8%, from $46.5 million in the first quarter of 2010 and decreased $1.1 million, or 2.2%, from the second quarter of 2009. On a constant currency basis, net revenue increased $4.7 million, or 10.1%, from the first quarter of 2010 and increased $0.2 million, or 0.5%, from the second quarter 2009.

•	The $4.7 million sequential net revenue increase, on a constant currency basis, is a result of both new customer growth and volume growth with existing customers.

United States

•	Net revenue of $12.5 million decreased $1.1 million, or 7.7%, from $13.6 million in the first quarter of 2010 and decreased $4.4 million, or 25.9% from the second quarter 2009.

•	The $1.1 million sequential net revenue decline is comprised of a $0.5 million decline from VoIP services and a $0.6 million decline in traditional voice services.

Europe

•

Net revenue of $11.1 million decreased $0.6 million, or 4.7%, from $11.7 million in the first quarter of 2010 and decreased $0.7 million, or 6.1% from the second quarter of 2009. On a constant currency basis, net revenue increased $0.2 million, or 2.0%, from the first quarter of 2010 and decreased $0.1 million, or 1.1%, from the second quarter 2009.

•

The $0.2 million sequential net revenue increase, on a constant currency basis, is primarily comprised of an increase in United Kingdom residential voice services and French voice service from call shops.

Brazil

•

Net revenue of $7.1 million increased $1.8 million, or 33.8%, from $5.3 million in the first quarter of 2010 and increased $4.1 million, or 136.7%, from the second quarter of 2009. On a constant currency basis, net revenue increased $1.8 million, or 33.3%, from the first quarter of 2010 and increased $3.2 million, or 105.9%, from the second quarter 2009.

•	The $1.8 million sequential net revenue increase, on a constant currency basis, is primarily comprised of an increase in reseller voice services.

Net revenue less cost of revenue was $73.7 million, or 35.9% of net revenue, compared to $74.4 million, or 36.4% of net revenue, in the prior quarter and $70.4 million, or 36.0% of net revenue, in the year-ago quarter. The sequential margin percentage decrease primarily reflects the relative growth in lower margin wholesale revenue.

Selling, general and administrative (SG&A) expense was $50.2 million, or 24.4% of net revenue, compared to $52.9 million, or 25.9% of net revenue in the prior quarter, and $49.7 million, or 25.4% of net revenue, in the year-ago quarter. The $2.7 million sequential decrease in SG&A expense reflects a decrease of $0.4 million from currency fluctuations, a decrease of $1.8 million in severance and the remaining amount is comprised of decreases in all expense categories other than professional fees which increased $0.4 million primarily for recruitment fees. The year-over-year $0.5 million increase in SG&A reflects a $4.8 million increase from foreign currency translation, a decrease of $1.9 million in salaries and benefits, a $2.0 million decrease in advertising and sales and marketing expenses and $0.4 million decrease in other expenses.

Income from operations was $4.4 million compared to $2.5 million in the prior quarter, and $14.4 million in the year-ago quarter. Depreciation and amortization expense was $19.3 million as compared to $19.0 million in the first quarter of 2010 and $6.2 million in the year-ago quarter. The variance from the prior year is due to the implementation of fresh-start accounting on July 1, 2009.

Adjusted EBITDA was $23.6 million, or 11.5% of net revenue, compared to $21.6 million, or 10.6% of net revenue, in the prior quarter and $20.7 million, or 10.6% of net revenue, in the year-ago quarter. The $2.0 million sequential increase includes the effect of a $1.8 million severance charge taken in the prior quarter.

Interest expense was $8.7 million, a decrease of $0.6 million, from $9.3 million in the prior quarter, due to the reduction in debt levels, and a $5.4 million increase from $3.4 million in the year-ago quarter resulting from the cessation of interest accruals for the liabilities subject to compromise prior to emergence from reorganization.

Net loss was $(13.0) million, or $(1.34) per basic and diluted common share, compared to net loss of $(1.0) million, or $(0.10) per basic and diluted common share, in the prior quarter and net income of $25.4 million, or $0.18 per basic and $0.15 per diluted share in the year-ago quarter.

The number of shares outstanding used to calculate basic and diluted earnings per common share in the second quarter of 2010 was 9.7 million compared to 9.6 million in the first quarter of 2010, and 142.7 million basic and 173.1 million diluted in the second quarter of 2009.

Balance Sheet, Liquidity and Capital Resources

PRIMUS ended the second quarter 2010 with $34.0 million in unrestricted cash and cash equivalents, down from $52.1 million at March 31, 2010. Cash was utilized during the quarter for $17.2 million of interest payments; $9.5 million for the repurchase of 14 1/4% Senior Subordinated Secured Notes; $7.6 million for working capital primarily associated with wholesale revenue growth, $5.8 million for capital expenditures, $1.8 million from currency movements; and $0.3 million for debt amortization, partially offset by $23.6 million of Adjusted EBITDA and $0.5 million from the sale of assets.

The principal amount of PRIMUS’ long-term debt obligations as of June 30, 2010 was $246.3 million down from $256.2 million as of March 31, 2010.

The Company will evaluate and determine on a continuing basis the most efficient use of the Company’s capital and resources, including investment in the Company’s network, systems and product initiatives and to strengthen its balance sheet through debt repurchase or other means.

Free Cash Flow for the second quarter 2010 was negative $7.0 million compared to positive $12.8 million in the prior quarter and positive $14.2 million in the year-ago quarter. As noted above, the second quarter of 2010 included interest payments of $17.2 million. PRIMUS defines Free Cash Flow as net cash provided by operating activities less cash used in the purchase of property and equipment.

Thomas R. Kloster, Chief Financial Officer, stated, “Primus’ cash position at quarter-end of $34.0 million reflects second quarter interest payments of $17.2 million and the repurchase during the second quarter of $9.5 million of 14 1/4% Senior Subordinated Secured Notes, which we completed consistent with our objective of reducing our debt levels. We have maintained focused execution through the year in all geographies, which is generating greater stability in our financial and operating results. Our primary objective remains to continue generating stable Adjusted EBITDA and aggregate Free Cash Flow in 2010, and we plan to deploy Free Cash Flow opportunistically toward our investments in Growth Services and/or toward debt reduction.”

Conference Call

PRIMUS will hold a conference call at 5:00 PM ET on Monday, August 16, 2010 to discuss second quarter results. To access the call, please dial 866-835-8905 (toll free) or 703-639-1412 approximately 10 minutes prior to the start of the conference call. The conference call will also be broadcast live over the internet with an accompanying slide presentation, which can be accessed via the Investor Relations section of PRIMUS’ web site at www.primustel.com. The webcast and slide presentation will be available for replay for 90 days at www.primustel.com.

A telephonic replay of this conference call will also be available by dialing 888-266-2081 (toll free) or 703-925-2533 from 8:00 PM ET on August 16, 2010 until midnight ET on November 14, 2010.

About PRIMUS Telecommunications Group, Incorporated

Primus Telecommunications Group, Incorporated is a global provider of advanced facilities-based communication solutions, including traditional and Internet based voice, broadband Internet, data, mobile, collocation/hosting, and outsourced managed services to business and residential customers in the United States, Canada, Australia, Brazil, the United Kingdom and certain countries in western Europe, and to telecommunications carriers worldwide. PRIMUS owns and operates its own global network of next generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada, Australia, Brazil and the United States. Founded in 1994, PRIMUS is based in McLean, Virginia.

Financial Presentation Considerations

Primus adopted the “fresh start” provisions of ASC No. 852 on July 1, 2009, which requires that all assets and liabilities be recorded at their fair value. As a result, amounts reported subsequent to July 1, 2009 may differ materially from the values recorded in prior periods. Accordingly, the Company’s financial statements for all periods subsequent to July 1, 2009 (the “Successor Period”) will not be comparable to periods prior to July 1, 2009 (the “Predecessor Period”).

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures as defined under SEC rules, which include Adjusted EBITDA and Free Cash Flow. PRIMUS has provided a reconciliation of these measures to the most directly comparable GAAP measures, which is contained in the tables to this release and on our website at www.primustel.com. Additionally, information regarding the purpose and use for these non-GAAP financial measures is set forth with this press release in our Current Report on Form 8-K filed with the SEC on August 16, 2010 and available on our website.

Safe Harbor

Statements in this press release concerning our prospects, operational and liquidity objectives, core business growth strategies, cost reduction initiatives, capital expenditures, anticipated uses of capital resources and Free Cash Flow and financial condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “reinstate,” “opportunity,” “goal,” “objective,” “exchange,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this announcement. Factors and risks that could cause actual results or circumstances to differ materially from those set forth or contemplated in forward-looking statements include, without limitation: (i) the ability to service substantial indebtedness; and (ii) the risk factors or uncertainties listed from time to time in our filings with the Securities and Exchange Commission (including those listed under captions “MD&A — Liquidity and Capital Resources — Short- and Long-Term Liquidity Considerations and Risks;” “Special Note Regarding Forward-Looking Statements;” and “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q) which cover matters and risks including but not limited to (a) a continuation or worsening of global recessionary economic conditions, including the effects of such conditions on our customers and our accounts receivables and revenues; (b) the general fluctuations in the exchange rates of currencies, particularly any strengthening of the United States dollar relative to foreign currencies of the countries where we conduct our foreign operations; (c) the possible inability to raise additional capital or refinance indebtedness when needed, or at all, whether due to adverse credit market conditions, our credit profile or otherwise; (d) a continuation or worsening of turbulent or weak financial and capital market conditions; (e) adverse regulatory rulings or changes in the regulatory schemes or requirements and regulatory enforcement in the markets in which we operate and uncertainty regarding the nature and degree of regulation relating to certain services; and (f) successful implementation of cost reduction efforts. As such, actual results or circumstances may vary materially from such forward-looking statements or expectations. Readers are also cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. We are not necessarily obligated to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio

212-838-3777

ccapaccio@lhai.com

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30, 2010	Three Months Ended June 30, 2009	Six Months Ended June 30, 2010	Six Months Ended June 30, 2009
NET REVENUE	$205,408	$195,559	$409,801	$388,840

OPERATING EXPENSES
Cost of revenue (exclusive of depreciation included below)	131,704	125,175	261,713	253,830
Selling, general and administrative	50,213	49,726	103,105	94,656
Depreciation and amortization	19,316	6,231	38,300	12,307
(Gain) loss on sale or disposal of assets	(189)	16	(179)	(43)

	201,044	181,148	402,939	360,750

INCOME (LOSS) FROM OPERATIONS	4,364	14,411	6,862	28,090

INTEREST EXPENSE	(8,747)	(3,359)	(18,084)	(14,134)
(ACCRETION) AMORTIZATION ON DEBT PREMIUM/DISCOUNT, net	(45)	—	(89)	189
GAIN (LOSS) ON EARLY EXTINGUISHMENT OR RESTRUCTURING OF DEBT	164	—	164	—
GAIN (LOSS) FROM CONTINGENT VALUE RIGHTS VALUATION	(382)	—	(2,425)	—
INTEREST AND OTHER INCOME (EXPENSE)	154	161	382	388
FOREIGN CURRENCY TRANSACTION GAIN (LOSS)	(9,713)	24,170	(3,711)	21,120

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(14,205)	35,383	(16,901)	35,653

REORGANIZATION ITEMS, net	—	(8,656)	1	7,912

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(14,205)	26,727	(16,900)	43,565
INCOME TAX BENEFIT (EXPENSE)	1,994	(1,110)	3,993	(3,906)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(12,211)	25,617	(12,907)	39,659

INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net of tax	(1,126)	(147)	(1,293)	(585)
GAIN (LOSS) FROM SALE OF DISCONTINUED OPERATIONS, net of tax	193	—	193	251

NET INCOME (LOSS)	(13,144)	25,470	(14,007)	39,325
Less: Net (income) loss attributable to the noncontrolling interest	106	(104)	(30)	32

NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(13,038)	$25,366	$(14,037)	$39,357

BASIC INCOME (LOSS) PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(1.24)	0.18	(1.34)	0.28
Income (loss) from discontinued operations	(0.12)	—	(0.13)	—
Gain (loss) from sale of discontinued operations	0.02	—	0.02	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(1.34)	$0.18	$(1.45)	$0.28

DILUTED LOSS PER COMMON SHARE:
Income (loss) from continuing operations attributable to Primus Telecommunications Group, Incorporated	(1.24)	0.15	(1.34)	0.23
Income (loss) from discontinued operations	(0.12)	—	(0.13)	—
Gain (loss) from sale of discontinued operations	0.02	—	0.02	—

Net income (loss) attributable to Primus Telecommunications Group, Incorporated	$(1.34)	$0.15	$(1.45)	$0.23

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
BASIC	9,743	142,695	9,694	142,695

DILUTED	9,743	173,117	9,694	173,117

AMOUNTS ATTRIBUTABLE TO COMMON SHAREHOLDERS OF PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED
Income (loss) from continuing operations, net of tax	$(12,105)	$25,513	$(12,937)	$39,691
Income (loss) from discontinued operations	(1,126)	(147)	(1,293)	(585)
Gain (loss) from sale of discontinued operations	193	—	193	251

Net income (loss)	$(13,038)	$25,366	$(14,037)	$39,357

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

CONSOLIDATED CONDENSED BALANCE SHEET

(in thousands, except share amounts)

June 30, 2010
Cash and cash equivalents	$33,976
Accounts receivable, net	83,662
Other current assets	15,881

TOTAL CURRENT ASSETS	133,519

Restricted cash	10,160
Property and equipment, net	128,828
Goodwill	63,997
Other intangible assets, net	166,267
Other assets	9,844

TOTAL ASSETS	$512,615

Accounts payable	$41,170
Accrued interconnection costs	32,362
Deferred revenue	14,198
Accrued expenses and other current liabilities	44,965
Accrued income taxes	9,182
Accrued interest	2,189
Current portion of long-term obligations	1,163

TOTAL CURRENT LIABILITIES	145,229

Non-current portion of long-term obligations	243,235
Deferred Tax Liability	31,177
Other liabilities	8,289

TOTAL LIABILITIES	427,930

Total stockholders’ equity	84,685

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$512,615

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended June 30, 2010	Three Months Ended March 31, 2010	Three Months Ended June 30, 2009
NET INCOME (LOSS) ATTRIBUTABLE TO PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED	$(13,038)	$(999)	$25,366
Reorganization items, net	—	(1)	8,656
Share-based compensation expense	117	87	11
Depreciation and amortization	19,316	18,984	6,231
(Gain) loss on sale or disposal of assets	(189)	10	16
Interest expense	8,747	9,337	3,359
Accretion (amortization) on debt premium/discount, net	45	44	—
(Gain) loss on early extinguishment of debt	(164)	—	—
Interest and other (income) expense	(154)	(228)	(161)
(Gain) loss from Contingent Value Rights valuation	382	2,043	—
Foreign currency transaction (gain) loss	9,713	(6,002)	(24,170)
Income tax (benefit) expense	(1,994)	(1,999)	1,110
Income (expense) attributable to the non-controlling interest	(106)	136	104
(Income) loss from discontinued operations, net of tax	1,126	167	147
(Gain) loss from sale of discontinued operations, net of tax	(193)	—	—

ADJUSTED EBITDA	$23,608	$21,579	$20,669

PRIMUS TELECOMMUNICATIONS GROUP, INCORPORATED

RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES

TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended June 30, 2010	Three Months Ended March 31, 2010	Three Months Ended June 30, 2009
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES BEFORE REORGANIZATION ITEMS	$(1,140)	$17,734	$17,097
Net cash used in purchase of property and equipment	(5,824)	(4,913)	(2,874)

FREE CASH FLOW	$(6,964)	$12,821	$14,223